Exhibit 99.1

News Corporation

N E W S R E L E A S E

For Immediate Release
Contact: Teri Everett 212-852-7070
Julie Henderson 310-369-0773

Peter Chernin to Step Down as President and COO of News Corporation on June 30, 2009

New York, NY- February 23, 2009 - News Corporation Chairman and Chief Executive Officer Rupert Murdoch today announced that Peter Chernin, the Company's President and Chief Operating Officer and CEO of the Fox Group, will step down when his contract expires on June 30, 2009. The Los Angeles-based Fox businesses will report directly to Mr. Murdoch upon Mr. Chernin's departure.

"Peter's contributions to the Company over the past two decades have been immeasurable. He has led important businesses and nurtured talented managers," said Mr. Murdoch. "We are fortunate to have such a strong and seasoned group of leaders at our Fox companies and we are confident that our success will continue. To that end, Peter and I will work closely over the next four months to ensure an effective transition."

"Peter is a valued colleague and a trusted friend. There are few executives, at any company, that combine his maturity, his experience, and his skills as a communicator and leader - I will miss him. It is understandable that at this stage in his life he would want to do something new after serving News Corporation and our shareholders so well for so long."

Commenting on his departure, Mr. Chernin said: "This was a difficult decision for me. Next week marks my 20th anniversary with News Corporation and the Company has been a huge part of my life. During my years here I have had the great privilege to work for one of the true visionary leaders of our time, Rupert Murdoch. As a leader, Rupert is unparalleled. He is bold, entrepreneurial, innovative, creative and incredibly supportive. As a partner and friend he has been inspiring, fascinating, and most of all, tremendous fun.

The other great privilege of these years has been to work with all of my colleagues around the world at News Corp. I owe more to them than I can possibly express. Collectively, they represent the best in this industry. They have built great businesses, created new models and redefined existing franchises. Above all, they are individuals of unmatched character and collegiality.

I will miss Rupert and my colleagues deeply. But I have no doubt they will continue to thrive without me."

Mr. Chernin will launch a Fox-based production company later this year, among other ventures. In addition, he will continue his efforts as Chairman of Malaria No More.

Mr. Chernin, 57, joined News Corporation in 1989 and has served as President and Chief Operating Officer since October, 1996. During his two decades with the Company, Mr. Chernin headed both Twentieth Century Fox Filmed Entertainment and, earlier, the Fox Broadcasting Company.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of December 31, 2008 of approximately US$50 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.